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                                                                    Exhibit 11.1

                                  ODWALLA, INC.

                 STATEMENT OF COMPUTATION OF PER SHARE EARNINGS

                                                             Three        Thirteen
                                                            Months           Weeks
                                                             Ended           Ended
                                                      November 30,     November 29,
                                                              1996            1997
                                                       -----------      ----------

                                                              (in thousands)
Weighted average shares of common stock
   outstanding for the period .................           4,958           5,033

Weighted average common share equivalents .....               -               -
                                                          -----           -----

Shares used in computing net earnings
   per share .................................            4,958           5,033
                                                          =====           =====




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